Innovative Logistics Techniques, Inc. 401(k) Plan and Trust

Summary Plan Description

TABLE OF CONTENTS

INTRODUCTION TO YOUR PLAN

ARTICLE I
PARTICIPATION IN THE PLAN

Am I eligible to participate in the Plan?	1

When am I eligible to participate in the Plan?	2

When is my entry date?	2

What happens if I'm a participant, terminate employment, and then I'm rehired?	2

ARTICLE II
CONTRIBUTIONS

What kind of plan is this?	2

Do I have to contribute money to the Plan in order to participate?	3

How much may I contribute to the Plan?	3

How often can I modify the amount I contribute?	4

Will the Employer contribute to the Plan?	4

What is the Employer matching contribution?	4

What is the Employer profit sharing contribution?	5

How will the Employer profit sharing contribution be allocated to my account?	5

What is the QNEC and how is it allocated?	5

What compensation is used to determine my Plan benefits?	6

Is there a limit on the amount of compensation that can be considered?	6

Are there limits on how much can be contributed to my account each year?	6

May I roll over payments from other retirement plans or lRAs?	6

How is the money in the Plan invested?	7

ARTICLE III
RETIREMENT BENEFITS

What benefits will I receive at normal retirement?	7

What happens if I leave the Employer's workforce before I retire?	8

What is my vested interest in my account?	8

ARTICLE IV
DISABILITY BENEFITS

How is disability defined?	8

What happens if I become disabled?	8

ARTICLE V
FORM OF BENEFIT PAYMENT

How will my benefits be paid?	9

May I delay the receipt of benefits?	9

ARTICLE VI
DEATH BENEFITS

What happens if I die while working for the Employer?	9

Who is the beneficiary of my death benefit?	9

How will the death benefit be paid to my beneficiary?	10

When must payments be made to my beneficiary?	10

What happens if I'm a participant, terminate employment, and die before receiving all my benefits?	11

ARTICLE VII
IN-SERVICE DISTRIBUTIONS

Can I withdraw money from my account while working?	11

Can I withdraw money from my account in the event of financial hardship?	12

ARTICLE VIII
TAX TREATMENT OF DISTRIBUTIONS

What are my tax consequences when I receive a distribution from the Plan?	13

Can I reduce or defer tax on my distribution?	13

ARTICLE IX
HOURS OF SERVICE

What is an Hour of Service?	14

How are Hours of Service credited?	14

ARTICLE X
LOANS

May I borrow money from the Plan?	14

ARTICLE XI
YOUR PLAN'S TOP-HEAVY RULES

What is a top-heavy plan?	14

What happens if the Plan becomes top-heavy?	15

ARTICLE XII
PROTECTED BENEFITS AND CLAIMS PROCEDURES

Is my benefit protected?	15

Are there any exceptions to the general rule?	15

Can the Plan be amended?	15

What happens if the Plan is discontinued or terminated?	16

How do I submit a claim for Plan benefits?	16

What if my benefits are denied?	16

What is the Claims Review Procedure?	17

What are my rights as a Plan participant?	20

What can I do if I have questions or my rights are violated?	21

ARTICLE XIII
GENERAL INFORMATION ABOUT THE PLAN

General Plan Information	21

Employer Information	22

Administrator Information	22

Trustee Information	22

Innovative Logistics Techniques, Inc. 401(k) Plan and Trust

Summary Plan Description

INTRODUCTION TO YOUR PLAN

Innovative Logistics Techniques, Inc. 401(k) Plan and Trust ("Plan") has been adopted to provide you with the opportunity to save for retirement on a tax-deferred basis. This Summary Plan Description ("SPD") contains valuable information regarding when you may become eligible to participate in the Plan, your Plan benefits, your distribution options, and many other features of the Plan. You should take the time to read this SPD to get a better understanding of your rights and obligations in the Plan.

We have attempted to answer most of the questions you may have regarding your benefits in the Plan. If this SPD does not answer all of your questions, please contact the Administrator (or other Plan representative).The Administrator has the complete power, in its sole discretion, to determine all questions arising in connection with the administration, interpretation, and application of the Plan (and any related documents and underlying policies). Any such determination by the Administrator shall be conclusive and binding upon all persons. The name and address of the Administrator can be found in the Article of this SPD entitled "General Information About The Plan".

This SPD describes the Plan's benefits and obligations as contained in the legal Plan document, which governs the operation of the Plan. The Plan document is written in much more technical and precise language. If the non-technical language under this SPD and the technical, legal language of the Plan document conflict, the Plan document always governs. If you wish to receive a copy of the legal Plan document, please contact the Administrator.

This SPD describes the current provisions of the Plan, which are designed to comply with applicable legal requirements. The Plan is subject to federal laws, such as the Employee Retirement Income Security Act ("ERISA"), the Internal Revenue Code, and other federal and state laws that may affect your rights. The provisions of the Plan are subject to revision due to changes in laws or due to pronouncements by the Internal Revenue Service ("IRS ") or Department of Labor ("DOL"). We may also amend this Plan. If the provisions under this SPD change as a result of changes to the Plan, we will notify you.

ARTICLE I
PARTICIPATION IN THE PLAN

Am I eligible to participate in the Plan?

Provided you are not an Excluded Employee, you are eligible to participate in the Plan once you satisfy the Plan's eligibility conditions described in the next question. Then, you may elect to have your compensation reduced by a specific percentage or dollar amount, and have that amount contributed to the Plan as a salary deferral. You may also be entitled to contributions from us.

If you are a member of a class of employees identified below, you are an Excluded Employee for purposes of the Plan. The Excluded Employees are:

•      with respect to salary deferrals, matching contributions, and profit sharing contributions, casual labor as defined as those hired for a period not to exceed 90 days as either full or part time employees.

When am I eligible to participate in the Plan?

Provided you are not an Excluded Employee, you will be eligible to participate in the Plan on your date of hire.

You will actually enter the Plan once you reach the entry date as described in the next question.

When is my entry date?

Provided you are not an Excluded Employee, you may begin participating in the Plan once you have satisfied the above eligibility requirements and reached your entry date. The following describes the specific entry date that applies in the Plan.

For salary deferrals, matching contributions, and profit sharing contributions, your entry date is the first day of the month coinciding with or next following the date you meet the eligibility requirements described above.

Special rules may apply if you terminate employment and are then rehired. If you have questions about the timing of your Plan participation, please contact the Administrator.

What happens if I'm a participant, terminate employment, and then I'm rehired?

If you are no longer a participant because you terminated employment and you are rehired, you will continue to participate in the Plan in the same manner as if your termination had not occurred.

ARTICLE II
CONTRIBUTIONS

What kind of plan is this?

This Plan is a type of qualified retirement plan commonly referred to as a 401(k) plan. As a participant in the Plan, you may elect to reduce your compensation by a specific percentage or dollar amount and have that amount contributed to the Plan on a pre-tax basis as a salary deferral. You generally are not taxed on your salary deferrals until you withdraw those amounts from the Plan. In addition, we will make additional contributions to the Plan on your behalf. This Article describes the types of contributions that may be made to the Plan and how these monies will be allocated to your account to provide for your retirement benefit.

Do I have to contribute money to the Plan in order to participate?

No, you are not required to contribute any money in order to participate in our Plan. However, you will receive additional amounts if you do contribute.

How much may I contribute to the Plan?

Effective as of October 1, 2003, you may elect to defer up to 80% of your compensation for the Plan Year instead of receiving that amount in cash. The amount you elect to defer, and any earnings on that amount, will not be subject to income tax until it is actually distributed to you. However, the amount you defer is counted as compensation for Social Security taxes.

The Administrator will allocate the amount you elect to defer to an account maintained on your behalf. You will always be 100% vested in this account. This means that you will always be entitled to all amounts that you defer. This money will, however, be affected by any investment gains or losses. If there is an investment gain, the balance in your account will increase. If there is an investment loss, the balance in your account will decrease.

Your total deferrals in any taxable year may not exceed a dollar limit that is set by law. The limit is $12,000 (for 2003), $13,000 (for 2004), $14,000 (for 2005), and $15,000 (for 2006). This limit may be increased after 2006 for cost-of-living changes. The Plan Administrator will inform you each year of the maximum amount that you may contribute as salary deferrals.

You should also be aware that the annual dollar limit is an aggregate limit that applies to all deferrals you may make under this Plan or other cash or deferred arrangements (including tax-sheltered 403(b) annuity contracts, simplified employee pensions, or other 401(k) plans in which you may be participating). Generally, if your total deferrals under all cash or deferred arrangements for a calendar year exceed the annual dollar limit, the excess must be included in your income for the year. For this reason, it is desirable to request in writing that these excess deferrals be returned to you. If you fail to request such a return, you may be taxed a second time when the excess deferral is ultimately distributed from the Plan.

If your deferrals for a year exceed the limit described above, you must decide which plan or arrangement you would like to have return the excess. If you decide that the excess should be distributed from this Plan, you must communicate this in writing to the Administrator no later than the March 1st following the close of the calendar year in which such excess deferrals were made. However, if the entire dollar limit is exceeded in this Plan or any other plan we maintain, then you will be deemed to have notified the Administrator of the excess. The Administrator will then return the excess deferral and any earnings to you by April 15th.

If you are age 50 or older, you may elect to defer additional amounts (called "catch-up contributions") to the Plan. The additional amounts may be deferred regardless of any other limitations on the amount that you may defer to the Plan as described above. The maximum catch-up contribution that you can make in 2003 is $2,000. The amount is increased by $1,000 in each year after 2002 up to 2006, when the maximum is $5,000. After 2006, the maximum may increase for cost-of-living adjustments. The Employer matching contribution formula will apply to these “catch-up contributions”.

Distributions from amounts attributable to your salary deferrals before you terminate employment are permitted in the following circumstances:

•      upon your attainment of age 59 1/2. (See the question "Can I withdraw money from my account while working?" for more information on in-service withdrawals of your salary deferrals.)

•      if you incur a proven financial hardship. (See the question "Can I withdraw money from my account in the event of financial hardship?" for more information on hardship withdrawals of your salary deferrals.)

In the event you receive a hardship distribution from your salary deferrals to this Plan, you will not be allowed to make additional salary deferrals for a period of six (6) months after you receive the distribution.

In addition, if you are a highly compensated employee (generally owners or individuals receiving wages in excess of certain amounts established by law), a distribution from amounts attributable to your salary deferrals of certain excess contributions may be required to comply with the law. The Administrator will notify you when a distribution is required.

How often can I modify the amount I contribute?

The amount you elect to defer will be deducted from your pay in accordance with a procedure established by the Administrator. The procedure will require that you enter into a written salary deferral agreement when you are hired. You may elect to defer a portion of your salary as of your entry date. Such election will become effective as soon as is administratively feasible after that date. Your election will remain in effect until you modify or terminate it. You may modify your election as of the date(s) indicated in the salary deferral agreement. The modification will become effective as soon as is administratively feasible after that date. You are also permitted to revoke your election as of the date(s) indicated in the salary deferral agreement.

Will the Employer contribute to the Plan?

Each year, in addition to your salary deferrals, we may contribute to the Plan the following:

•	matching contributions (including qualified matching contributions (QMACs)).

•	profit sharing contributions.

•	qualified nonelective contributions (QNECs).

What is the Employer matching contribution?

The matching contribution is a fixed amount equal to 50% of your salary deferrals that do not exceed 5% of your compensation.

The Administrator will compute the matching contribution made to the Plan on your behalf each payroll period.

In addition to the above, we may make a QMAC equal to a fixed percentage of your salary deferrals. In making this contribution, we may limit the amount of your deferrals taken into consideration. You will share in this QMAC if you make salary deferrals during the applicable period. You will be automatically 100% vested in any QMACs we may make.

What is the Employer profit sharing contribution?

Our profit sharing contribution is discretionary, with the amount being determined by us each year.

The Administrator will allocate to your account the profit sharing contribution made to the Plan on your behalf at the end of the Plan Year.

How will the Employer profit sharing contribution be allocated to my account?

Any profit sharing contribution will be "allocated" or divided among participants eligible to share in the contribution for the Plan Year.

In order to share in any profit sharing contribution, you must satisfy the following conditions:

•	You must be actively employed on the last day of the Plan Year.

•	You must have completed at least 1000 Hours of Service during the Plan Year.

The discretionary profit sharing contribution will be allocated to your account in the same proportion that your compensation plus your compensation in excess of the integration level (also called "excess compensation") bears to the total compensation plus "excess compensation" of all eligible participants. For these purposes, the integration level is 100% of the Social Security Taxable Wage Base. The maximum amount that can be allocated to you in this first step varies and is dependent upon the integration level. If you have any questions about the maximum that can be allocated in this first step, you should consult your Administrator.

If after the first step of the allocation process there still remains a portion of the contribution which has not yet been allocated, then the remainder will be allocated to you in the same proportion that your compensation bears to the total compensation of all participants.

For any short Plan Year, the integration level illustrated above must be prorated.

What is the QNEC and how is it allocated?

We may make a qualified nonelective contribution (QNEC) to the Plan if necessary. If we choose to make this contribution, it will be allocated in the proportion that your compensation (if you are eligible) bears to the total compensation of all eligible employees. For purposes of making this QNEC, compensation is compensation as described in the following question.

You will share in any QNEC made by us only if you are a non-highly compensated employee and you meet the requirements listed in the question "How will the Employer profit sharing contribution be allocated to my account?".

What compensation is used to determine my Plan benefits?

For purposes of the Plan, compensation has a special meaning. Compensation is defined as your total compensation paid to you and that is subject to income tax withholding. That is, all of your compensation paid to you by us during the Plan Year, including any salary deferrals you make to this Plan, to a Section 125 cafeteria plan, or to a Section 457 plan, and for qualified transportation fringes.

If you are a self-employed individual, your compensation will be equal to your earned income.

For Plan purposes, your compensation will be recognized for the entire Plan Year, even if you are not a participant for the entire Plan Year.

Is there a limit on the amount of compensation that can be considered?

The Plan, by law, cannot recognize annual compensation in excess of $200,000. This amount may be adjusted after 2003 for cost-of-living increases.

Are there limits on how much can be contributed to my account each year?

Generally, the law imposes a maximum limit on the amount of contributions you may receive in the Plan. This limit applies to all contributions we make on your behalf, all contributions you make to the Plan, and any other amounts allocated to any of your accounts during the Plan Year (such as forfeitures), excluding earnings. This total cannot exceed the lesser of $40,000 or 100% of your annual compensation. The dollar limit may be adjusted after 2003 for cost-of-living increases.

May I "roll over" payments from other retirement plans or lRAs?

At the discretion of the Administrator, you may be permitted to deposit into the Plan distributions you have received from other plans and certain IRAs. Such a deposit is called a "rollover" and may result in tax savings to you. You may ask your prior plan administrator or trustee to directly transfer (a "direct rollover") to this Plan all or a portion of any amount that you are entitled to receive as a distribution from a prior plan. Alternatively, if you received a distribution from a prior plan, you may elect to deposit any amount eligible for rollover within 60 days of your receipt of the distribution. You should consult your tax advisor to determine if a rollover is permitted and in your best interest.

Your rollover will be placed in a separate account called a "rollover account." You will always be 100% vested in your rollover account. This means that you will always be entitled to all of your rollover contributions. Rollover contributions will be affected by any investment gains or losses.

You may withdraw the amounts in your “rollover account” at any time.

How is the money in the Plan invested?

You will be able to direct the investment of the following accounts that are held for you in the Plan: all accounts. We have established participant direction procedures setting forth investment choices available to you, the frequency with which you can change your investment choices, and instructions on how you can obtain other important information on directed investments available from the Administrator. You should request a copy of these procedures from the Administrator. You need to follow these procedures when you direct investments. You should review the information in these procedures carefully before you give investment directions. In addition, the procedures indicate how you can obtain other important information available from the Administrator on directed investments.

The Plan is intended to comply with Section 404(c) of ERISA with respect to those accounts for which you are permitted to direct investments. If the Plan complies with this Section, then the fiduciaries of the Plan, including the Employer, the Trustee, and the Administrator, will be relieved of any legal liability for any losses that are the direct and necessary result of the investment directions that you give. The procedures discussed above must be followed in giving investment directions. If you fail to do so, then your investment directions need not be followed. You are not required to direct investments. If you choose not to direct investments, then the Administrator is responsible for investing your accounts in a prudent manner.

When you direct investments, your accounts are segregated for purposes of determining the earnings or losses on these investments. Your account does not share in the investment performance for other participants who have directed their own investments.

You should remember that the amount of your benefits in the Plan will depend in part upon your choice of investments. Gains as well as losses can occur. There are no guarantees of performance. The Employer, the Administrator, and the Trustee will not provide investment advice or guarantee the performance of any investment you choose.

ARTICLE III
RETIREMENT BENEFITS

What benefits will I receive at normal retirement?

You will be entitled to all of your account balances at your Normal Retirement Age. However, the actual payment of your benefits may generally not begin until your actual retirement. In such event, a distribution will be made, at your election, as soon as is administratively feasible. If you continue working after your Normal Retirement Age, you may generally defer receipt of your benefits until your Late Retirement Date.

You will attain your Normal Retirement Age when you attain age 65. Your Late Retirement Date is the date you choose to retire after first having reached your Normal Retirement Age.

What happens if l leave the Employer's workforce before I retire?

This Plan is designed to encourage you to stay with us until retirement. However, if you terminate your employment with us before your retirement date and the value of your vested benefit (excluding, for distributions amounts attributable to rollovers) is $5,000 or less, a distribution will be made to you in a lump sum within a reasonable time after you terminate employment. (See the question in Article V "How will my benefits be paid?" for a further explanation of how benefits are paid from the Plan.)

If you terminate your employment with us before your retirement date and the value of your vested benefit (excluding, for distributions amounts attributable to rollovers) is more than $5,000, a distribution will be made to you within a reasonable time after you terminate employment. In this case, however, you must consent to the distribution.

What is my vested interest in my account?

You are always 100% vested in (meaning you are entitled to all of the amounts in) your account attributable to your salary deferrals, as well as in the following:

•	your own rollover contributions.

•	profit sharing contributions.

•	QNEC contributions.

•	QMAC contributions.

•	matching contributions.

Thus, you are always 100% vested in all of the amounts in your account.

ARTICLE IV
DISABILITY BENEFITS

How is disability defined?

In the Plan, disability is defined as your inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted (or can be expected to last) for a continuous period of not less than 12 months. Your disability will be determined by a licensed physician chosen by the Administrator.

What happens if I become disabled?

If you become disabled while a participant, you will be entitled to your vested account balance. Payment of your disability benefits will be made to you as soon as is administratively feasible after you retire due to a disability. (See the question entitled "How will my benefits be paid?" for more information.)

ARTICLE V
FORM OF BENEFIT PAYMENT

How will my benefits be paid?

If your vested benefit in the Plan (excluding, for distributions amounts attributable to rollovers) does not exceed $5,000, then your benefit must be distributed to you in a single lump-sum payment as soon as is administratively feasible following the event that entitles you to a distribution. If your vested benefit in the Plan (excluding, for distributions amounts attributable to rollovers) exceeds $5,000, then you must consent to the distribution before it may be made. You may elect to receive a distribution under one of the following methods:

•      a single lump-sum payment of your entire account balance.

•      a single-sum payment of a portion of your account balance.

•      monthly, quarterly, semi-annual, or annual installments over a period of not more than your assumed life expectancy (or your and your beneficiary's assumed life expectancies).

May I delay the receipt of benefits?

Yes, you may delay the receipt of benefits, unless a distribution is required to be made, as explained earlier, because your vested benefit in the Plan (excluding, for distributions amounts attributable to rollovers) does not exceed $5,000. However, in addition to the benefit payment mentioned above, there are rules that require that certain minimum distributions be made from the Plan. If you are a more than 5% owner of the Employer, distributions are required to begin not later than the April 1st following the end of the year in which you reach age 70 1/2. If you are not a more than 5% owner of the Employer, distributions are required to begin not later than the April 1st following the later of the end of the year in which you reach age 70 1/2 or retire. You should see the Administrator if you feel you may be affected by these rules.

ARTICLE VI
DEATH BENEFITS

What happens if I die while working for the Employer?

If you die while you are still employed by us, your vested account balance will be used to provide your beneficiary with a death benefit.

Who is the beneficiary of my death benefit?

If you are married at the time of your death, your spouse will be the beneficiary of 100% of the death benefit unless an election is made to change the beneficiary. IF YOU WISH TO DESIGNATE A BENEFICIARY OTHER THAN YOUR SPOUSE, YOUR SPOUSE MUST IRREVOCABLY CONSENT TO WAIVE ANY RIGHT TO THE DEATH BENEFIT. YOUR SPOUSE'S CONSENT MUST BE IN WRITING, BE WITNESSED BY A NOTARY OR A PLAN REPRESENTATIVE, AND ACKNOWLEDGE THE SPECIFIC NON-SPOUSE BENEFICIARY.

If you are married, you have named someone other than your spouse to be your beneficiary as described in the preceding paragraph, and you wish to again change your beneficiary designation, your spouse must again consent to the change, unless you are changing your designation to name your spouse as your beneficiary. In addition, you may elect a beneficiary other than your spouse without your spouse's consent if your spouse cannot be located.

If you are not married, you may designate your beneficiary on a form to be supplied to you by the Administrator.

In the event no valid designation of beneficiary exists, or if the beneficiary is not alive at the time of your death, the death benefit will be paid in the following order of priority to:

(a)           Your surviving spouse;

(b)           Your surviving children, in equal shares; or

(c)            Your estate.

How will the death benefit be paid to my beneficiary?

The death benefit will be paid to your beneficiary in one of the following methods as elected by the beneficiary (unless you elected one of the following forms of distribution for the death benefit prior to your death):

•      a single lump-sum payment of your entire account balance.

•      a single-sum payment of a portion of your account balance.

•      monthly, quarterly, semi-annual, or annual installments over a period of not more than your beneficiary's assumed life expectancy.

When must payments be made to my beneficiary?

If your designated beneficiary is a person (rather than an estate or most trusts) then minimum distributions of your death benefit must generally begin no later than the end of the plan year after your death, and must be paid over a period not extending beyond the longer of your or your beneficiary's life expectancy. If your spouse is the beneficiary, the start of payments may be delayed until the year in which you would have attained age 70 1/2. If your death occurs after distributions have begun and there is no designated beneficiary, minimum distributions of your death benefit must generally begin no later than the end of the plan year after your death, and must be paid over a period not extending beyond your remaining life expectancy. If, however, your death occurs before distributions have begun and there is no designated beneficiary, minimum distribution of your entire death benefit must generally be made within five years after your date of death. If your death occurs before distributions have begun, the preceding payment rules may be subject to additional plan provisions specifying payment under either the life expectancy or the 5-year method in certain circumstances.

The rules governing distributions are complex and it is important to contact the Plan Administrator regarding any family status changes.

Since your spouse has certain rights in the death benefit, you should immediately report any change in your marital status to the Administrator.

What happens if I'm a participant, terminate employment, and die before receiving all my benefits?

If you terminate employment with us and subsequently die, your beneficiary will be entitled to the vested percentage of your remaining account balance at the time of your death.

ARTICLE VII
IN-SERVICE DISTRIBUTIONS

Can I withdraw money from my account while working?

Generally, you may receive a distribution from the Plan prior to your termination of employment if you satisfy certain conditions. These conditions are described below. However, this distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive when you retire. Any in-service distribution is made at your election and will be made in accordance with the forms of distribution in the Plan.

Also, the law restricts any pre-retirement distribution from certain accounts maintained for you in the Plan before you reach age 59 1/2. These accounts are generally the ones set up to receive your salary deferrals and other Employer contributions used to satisfy special Plan rules.

You may request an in-service distribution as follows:

•      With respect to your salary deferrals, QMACs and QNECs, if any, in the following instances:

•	once you attain age 59 1/2.

•     With respect to your matching contributions, in the following instance(s):

•	once you attain age 59 1/2.

•      With respect to your profit sharing contributions, in the following instance(s):

•	once you attain age 59 1/2.

•      With respect to rollovers from other plans, at any time and for any reason.

•       With respect to certain amounts that were transferred to this Plan from another plan of the Employer, at any time and for any reason, if applicable.

Can I withdraw money from my account in the event of financial hardship?

Yes, if you satisfy certain conditions. This hardship distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at retirement.

You may request a hardship withdrawal from the following amounts:

•	Your salary deferrals.

•	Your matching contributions.

•	Your profit sharing contributions.

•	Certain amounts that were transferred to this Plan from another plan of the Employer, if applicable.

A hardship withdrawal may be made to satisfy certain immediate and heavy financial needs that you have. A hardship distribution may only be made for payment of the following:

•      Expenses for medical care (described in Section 213(d) of the Internal Revenue Code) previously incurred by you or your dependent or necessary for you or your dependent to obtain medical care.

•      Costs directly related to the purchase of your principal residence (excluding mortgage payments).

•      Tuition, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for yourself, your spouse or dependent.

•      Amounts necessary to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence.

If you have any of the above expenses, a hardship distribution can only be made if you certify and agree that all of the following conditions are satisfied:

•      The distribution is not in excess of the amount of your immediate and heavy financial need. The amount of your immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

•      You have obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by your Employer.

•      That your salary deferrals will be suspended for at least six (6) months after your receipt of the hardship distribution.

In addition to these rules, there are restrictions placed on hardship distributions that are made from your salary deferrals. Any hardship distribution from these amounts will be limited, as of the date of distribution, to the balance of your salary deferral account as of the end of the last Plan Year ending before July 1, 1989, plus your total salary deferrals after such date, reduced by the amount of any previous distributions made to you from your salary deferral account. Ask the Administrator if you need further details.

ARTICLE VIII
TAX TREATMENT OF DISTRIBUTIONS

What are my tax consequences when I receive a distribution from the Plan?

Generally, you must include any Plan distribution in your taxable income in the year in which you receive the distribution. The tax treatment may also depend on your age when you receive the distribution. Certain distributions made to you when you are under age 59 1/2 could be subject to an additional 10% tax.

Can I reduce or defer tax on my distribution?

You may reduce, or defer entirely, the tax due on your distribution through use of one of the following methods:

(a)   The rollover of all or a portion of the distribution to an Individual Retirement Account or Annuity (IRA) or another qualified employer plan. This will result in no tax being due until you begin withdrawing funds from the IRA or other qualified employer plan. The rollover of the distribution, however, MUST be made within strict time frames (normally, within 60 days after you receive your distribution). Under certain circumstances all or a portion of a distribution (such as a hardship distribution) may not qualify for this rollover treatment. In addition, most distributions will be subject to mandatory federal income tax withholding at a rate of 20%. This will reduce the amount you actually receive. For this reason, if you wish to roll over all or a portion of your distribution amount, the direct transfer option described in paragraph (b) below would be the better choice.

(b)   For most distributions, you may request that a direct transfer (sometimes referred to as a direct rollover) of all or a portion of a distribution be made to either an Individual Retirement Account or Annuity (IRA) or another qualified employer plan willing to accept the transfer. A direct transfer will result in no tax being due until you withdraw funds from the IRA or other qualified employer plan. Like the rollover, under certain circumstances all or a portion of the amount to be distributed may not qualify for this direct transfer. If you elect to actually receive the distribution rather than request a direct transfer, then in most cases 20% of the distribution amount will be withheld for federal income tax purposes.

WHENEVER YOU RECEIVE A DISTRIBUTION, THE ADMINISTRATOR WILL DELIVER TO YOU A MORE DETAILED EXPLANATION OF THESE OPTIONS. HOWEVER, THE RULES THAT DETERMINE WHETHER YOU QUALIFY FOR FAVORABLE TAX TREATMENT ARE VERY COMPLEX. YOU SHOULD CONSULT WITH QUALIFIED TAX COUNSEL BEFORE MAKING A CHOICE.

ARTICLE IX
HOURS OF SERVICE

What is an Hour of Service?

You will be credited with an Hour of Service for:

(a)       each hour for which you are directly or indirectly compensated by your Employer for the  performance of duties during the Plan Year;

(b)       each hour for which you are directly or indirectly compensated by us for reasons other than the performance of duties (such as vacation, holidays, sickness, disability, lay-off, military duty, jury duty, or leave of absence during the Plan Year); and

(c)       each hour for back pay awarded or agreed to by the Employer.

You will not be credited for the same Hours of Service both under (a) or (b), as the case may be, and under (c).

How are Hours of Service credited?

You will be credited with your actual Hours of Service.

ARTICLE X
LOANS

May I borrow money from the Plan?

Yes. You may request a participant loan in a manner provided by the Administrator. Your ability to obtain a participant loan depends on several factors. The Administrator will determine whether you satisfy these factors. Contact your Plan Administrator if you wish to receive a copy of your Plan's Loan Program.

ARTICLE XI
YOUR PLAN'S TOP-HEAVY RULES

What is a "top-heavy" plan?

A retirement plan that primarily benefits "key employees" is called a "top-heavy plan". Key employees are certain owners or officers of our organization. A plan is generally a "top-heavy plan" when more than 60% of the plan assets are in the accounts of key employees.

Each year, the Administrator is responsible for determining whether this Plan is a "top-heavy plan".

What happens if the Plan becomes top-heavy?

If the Plan becomes top-heavy in any Plan Year, then employees will be entitled to certain "top-heavy minimum benefits", and other special rules will apply. Among these top-heavy rules are the following:

•      We may be required to make a contribution to your account in order to provide you with at least “top-heavy minimum benefits”.

•      If you are a participant in more than one plan, you may not be entitled to "top-heavy minimum benefits" under both plans.

ARTICLE XII
PROTECTED BENEFITS AND CLAIMS PROCEDURES

Is my benefit protected?

As a general rule, your interest in your account, including your “vested interest,” may not be alienated. This means that your interest may not be sold, used as collateral for a loan (other than for a Plan loan), given away, or otherwise transferred. In addition, your creditors may not attach, garnish, or otherwise interfere with your account.

Are there any exceptions to the general rule?

There are two exceptions to this general rule. The Administrator must honor a "qualified domestic relations order". A "qualified domestic relations order" is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your assets in the Plan to your spouse, former spouse, child, or other dependent. If a qualified domestic relations order is received by the Administrator, all or a portion of your benefits may be used to satisfy the obligation. The Administrator will determine the validity of any domestic relations order received. You and your beneficiaries can obtain, without charge, a copy of the QUALIFIED DOMESTIC RELATIONS ORDER PROCEDURE from the Administrator.

The second exception applies if you are involved with the Plan's administration. If you are found liable for any action that adversely affects the Plan, the Administrator can offset your benefits by the amount that you are ordered or required by a court to pay the Plan. All or a portion of your benefits may be used to satisfy any such obligation to the Plan.

Can the Plan be amended?

Yes. We have the right to amend the Plan at any time. In no event, however, will any amendment authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries. Additionally, no amendment will cause any reduction in the amount credited to your account.

What happens if the Plan is discontinued or terminated?

Although we intend to maintain the Plan indefinitely, we reserve the right to terminate the Plan at any time. Upon termination, no further contributions will be made to the Plan and all amounts credited to your accounts will become 100% vested, if not already 100% vested. We will direct the distribution of your accounts in a manner permitted by the Plan as soon as practical. (See the question entitled "How will my benefits be paid?" for more information.) You will be notified if the Plan is terminated.

How do I submit a claim for Plan benefits?

Benefits will be paid to you and your beneficiaries without the necessity of formal claims. However, if you think an error has been made in determining your benefits, then you or your beneficiaries may make a request for any Plan benefits to which you believe you are entitled. Any such request should be in writing and should be made to the Administrator.

If the Administrator determines the claim is valid, then you will receive a statement describing the amount of benefit, the method or methods of payment, the timing of distributions, and other information relevant to the payment of the benefit.

What if my benefits are denied?

Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Administrator will provide you with a written or electronic notification of the Plan's adverse determination. This written or electronic notification must be provided to you within a reasonable period of time, but not later than 90 days after the receipt of your claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing your claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to you prior to the termination of the initial 90-day period. In no event will such extension exceed a period of 90 days from the end of such initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

In the case of a claim for disability benefits, if disability is determined by a physician chosen by the Administrator (rather than relying upon a determination of disability for Social Security purposes), then instead of the above, the Administrator will provide you with written or electronic notification of the Plan's adverse benefit determination within a reasonable period of time, but not later than 45 days after receipt of the claim by the Plan. This period may be extended by the Plan for up to 30 days, provided that the Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies you, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period the Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies you, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any such extension, the notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and you will be afforded at least 45 days within which to provide the specified information.

The Administrator's written or electronic notification of any adverse benefit determination must contain the following information:

(a)          The specific reason or reasons for the adverse determination;

(b)          Reference to specific Plan provisions on which the determination is based.

(c)           A description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary.

(d)          Appropriate information as to the steps to be taken if you or your beneficiary want to submit your claim for review.

(e)           In the case of disability benefits where the disability is determined by a physician chosen by the Administrator:

(i)             If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to you free of charge upon request.

(ii)            If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the specific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to you free of charge upon request.

If your claim has been denied or deemed denied, and you want to submit your claim for review, you must follow the Claims Review Procedure below.

What is the Claims Review Procedure?

Upon the denial of your claim for benefits, you may file your claim for review, in writing, with the Administrator.

(a)            YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 60 DAYS AFTER YOU HAVE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF YOUR CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF YOUR CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF YOUR CLAIM.

HOWEVER, IF YOUR CLAIM IS FOR DISABILITY BENEFITS AND DISABILITY IS DETERMINED BY A PHYSICIAN CHOSEN BY THE ADMINISTRATOR, THEN INSTEAD OF THE ABOVE, YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 180 DAYS FOLLOWING RECEIPT OF NOTIFICATION OF AN ADVERSE BENEFIT DETERMINATION.

(b)        You may submit written comments, documents, records, and other information relating to your claim for benefits.

(c)        You may review all pertinent documents relating to the denial of your claim and submit any issues and comments, in writing, to the Administrator.

(d)        You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

(e)        Your claim for review must be given a full and fair review. This review will take into account all comments, documents, records, and other information submitted by you relating to your claim, without regard to whether such information was submitted or considered in the initial benefit determination.

In addition to the Claims Review Procedure above, if your claim is for disability benefits and disability is determined by a physician chosen by the Administrator, then the Claims Review Procedure provides that:

(a)
Your claim will be reviewed without deference to the initial adverse benefit determination and the review will be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual.

(b)
In deciding an appeal of any adverse benefit determination that is based in whole or part on medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.

(c)
Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with your adverse benefit determination will be identified, without regard to whether the advice was relied upon in making the benefit determination.

(d)
The health care professional engaged for purposes of a consultation under (b) above will be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

The Administrator will provide you with written or electronic notification of the Plan's benefit determination on review. The Administrator must provide you with notification of this denial within 60 days after the Administrator's receipt of your written claim for review, unless the Administrator determines that special circumstances require an extension of time for processing your claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to you prior to the termination of the initial 60-day period. In no event will such extension exceed a period of 60 days from the end of the initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. However, if the claim relates to disability benefits and disability is determined by a physician chosen by the Administrator, then 45 days will apply instead of 60 days in the preceding sentences. In the case of an adverse benefit determination, the notification will set forth:

(a)	The specific reason or reasons for the adverse determination.

(b)	Reference to the specific Plan provisions on which the benefit determination is based.

(c)	A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

(d)	In the case of disability benefits where disability is determined by a physician chosen by the Administrator:

(i)
If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to you free of charge upon request.

(ii)
If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the specific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to you free of charge upon request.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. However, in order to do so, you must file the suit no later than 180 days after the Administrator makes a final determination to deny your claim.

What are my rights as a Plan participant?

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

(a)
Examine, without charge, at the Administrator's office and at other specified locations, all documents governing the Plan, including insurance contracts and collective bargaining agreements; and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)
Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and an updated SPD. The Administrator may make a reasonable charge for copies.

(c)	Receive a summary of the Plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

(d)
Obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age and, if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a pension benefit, the statement will tell you how many years you have to work to earn a right to a pension. THIS STATEMENT MUST BE REQUESTED IN WRITING AND IS NOT REQUIRED TO BE GIVEN MORE THAN ONCE EVERY TWELVE (12) MONTHS. The Plan must provide this statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court.

If it should happen that the Plan's fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

What can I do if I have questions or my rights are violated?

If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement, or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE XIII
GENERAL INFORMATION ABOUT THE PLAN

There is certain general information which you may need to know about the Plan. This information has been summarized for you in this Article.

General Plan Information

The full name of the Plan is Innovative Logistics Techniques, Inc. 401(k) Plan and Trust.

We have assigned Plan Number 001 to your Plan.

This Plan was originally effective on October 1, 1989. The amended and restated provisions of the Plan become effective on January 1, 1997. However, this restatement was made to conform the Plan to new tax laws and some provisions may be retroactively effective.

Valuations of the Plan are generally made every business day. The Anniversary Date of the Plan is the last day of the Plan Year.

The Plan's records are maintained on a twelve-month period of time. This is known as the Plan Year. The Plan Year begins on January 1 and ends on December 31.

The Plan and Trust will be governed by the laws of Pennsylvania to the extent not governed by federal law.

Benefits provided by the Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the Employee Retirement Income Security Act of 1974 because the insurance provisions under ERISA are not applicable to this type of plan.

Employer Information

Your Employer's name, address, telephone number, and identification number are:

Innovative Logistics Techniques, Inc.
2010 Corporate Ridge, 9th Floor
McLean, Virginia 22102-7838
(703) 506-1555
54-1502670

Service of legal process may be made upon your Employer. Service of legal process may also be made upon the Trustee or Administrator.

Administrator Information

The Plan's Administrator is responsible for the day-to-day administration and operation of the Plan. For example, the Administrator maintains the Plan records, including your account information, provides you with the forms you need to complete for Plan participation and directs the payment of your account at the appropriate time. The Administrator will also allow you to review the formal Plan document and certain other materials related to the Plan. If you have any questions about the Plan and your participation, you should contact the Administrator. The Administrator may designate another person or persons to perform some duties of the Administrator.

The name, address and telephone number of the Plan's Administrator is:

Innovative Logistics Techniques, Inc.
2010 Corporate Ridge, 9th Floor
McLean, Virginia 22102-7838
(703)506-1555

Trustee Information

All money that is contributed to the Plan is held in a trust fund. The Trustee is responsible for the safekeeping of the trust fund. The trust fund established by the Plan's Trustee will be the funding medium used for the accumulation of assets from which benefits will be distributed.

The name, address, and telephone number of the Plan's Trustee is:

Prudential Trust Company
30 Scranton Office Park
Scranton, Pennsylvania 18507-1789
800-848-4015

LOAN PROGRAM

INNOVATIVE LOGISTICS TECHNIQUES, INC. 401(K) PLAN AND TRUST (the "Plan") permits loans to be made to Employees and their beneficiaries. However, before any loan is made, the Plan requires that a written loan program be established which sets forth the rules and guidelines for making Employee loans. This document shall serve as the required written loan program. In addition, the Plan Administrator may use this document to serve as, or supplement, any required notice of the loan program to Employees and their beneficiaries. All references to Employees in this loan program shall include Employees and their Beneficiaries or alternate payees with respect to the Plan who are "parties in interest" as defined by ERISA Section 3(14).

The Plan Administrator is authorized to administer the Employee loan program. All applications for loans shall be made by an Employee to the Plan Administrator on forms that the Plan Administrator will make available for such purpose.

1.           LOAN APPLICATION. Any Employee may apply for a loan from the Plan. An Employee must apply for each loan with an application that specifies the amount of the loan desired, the requested duration for the loan, and the source of security for the loan.

The Plan Administrator will consider all loan applications within a reasonable time after the Employee makes formal application. The Employee will be required to provide any supporting information deemed necessary by the Plan Administrator. This may include a financial statement, tax returns, and such other financial information that the Plan Administrator may consider necessary and appropriate to determine whether a loan should be granted.

The Plan Administrator will determine whether an Employee qualifies for a loan, applying such criteria as a commercial lender of funds would apply in like circumstances with respect to the Employee. Such criteria shall include, but need not be limited to, the creditworthiness of the Employee and his or her general ability to repay the loan, the period of time such Employee has been employed by the Employer, whether adequate security has been provided for the loan, and whether the Employee agrees, as a condition for receiving the loan, to make repayments through direct, after-tax payroll deduction.

2.           LOAN LIMITATIONS. The Plan Administrator will not approve any loan to an Employee in an amount that exceeds 50% of his or her nonforfeitable account balance. The maximum aggregate dollar amount of loans outstanding to any Employee may not exceed $50,000, reduced by the excess of the Employee's highest outstanding Employee loan balance during the 12-month period ending on the date of the loan over the Employee's current outstanding Employee loan balance on the date of the loan.

•     No loan in an amount less than $1,000 will be granted to any Employee.

•    An Employee can only have two loans currently outstanding from the Plan. However, an Employee may renegotiate a loan without violating the two outstanding loan requirement provided such renegotiated loan is a new loan.

•     All loans made pursuant to this program will be considered a directed investment from the account(s) of the Employee maintained under the Plan. As such, all payments of principal and interest made by the Employee will be credited only to the account(s) of such Employee. The Plan also will charge that portion of the Employee's account balances with expenses directly related to the origination, maintenance, and collection of the note.

•      Loans may be made from all accounts.

3.            EVIDENCE AND TERMS OF LOAN. The Plan Administrator will document every loan in the form of a promissory note signed by the Employee for the face amount of the loan, together with a rate of interest disclosed on the promissory note.

Any loan granted or renewed under this program will bear a reasonable rate of interest. Therefore, in establishing the rate of interest, the Plan Administrator will use a reasonable and prudent method.

The loan must provide at least quarterly payments under a level amortization schedule. If the Employee is currently employed by the Employer, the Plan Administrator will require the Employee receiving a loan from the Plan to enter into a payroll deduction agreement to repay the loan. If the Employee is not currently employed by the Employer, the Plan Administrator may require additional collateral for the loan.

The Plan Administrator will fix the term for repayment of any loan; however, in no instance may the term of repayment be greater than five years, unless the loan qualifies as a home loan. A "home loan" is a loan used to acquire a dwelling unit that, within a reasonable time, the Employee will use as a principal residence.

Unless the Employee is a "party in interest" on the day after his or her termination of employment with the Employer, a loan, if not otherwise due and payable, is due and payable on the date the Employee terminates employment with the Employer.

A loan, if not otherwise due and payable, is due and payable on termination of the Plan, notwithstanding any contrary provision in the promissory note. Nothing in this loan policy restricts the Employer's right to terminate the Plan at any time.

Employees should note the law treats the amount of any loan (other than a "home loan") not repaid five years after the date of the loan as a taxable distribution on the last day of the five-year period or, if sooner, at the time the loan is in default. If an Employee extends a non-home loan having a five-year or less repayment term beyond five years, the balance of the loan at the time of the extension is a taxable distribution to the Employee.

4.            SECURITY FOR LOAN. The Plan will require that the Employee provide adequate security before a loan is granted. For this purpose, the Plan will consider an Employee's interest under the Plan to be adequate security. However, in no event will more than 50% of an Employee's vested interest in the Plan (determined immediately after origination of the loan) be used as security for the loan. Generally, it will be the policy of the Plan not to make loans that require security other than the Employee's vested interest in the Plan. However, if additional security is necessary to adequately secure the loan, then the Plan Administrator will require that such security be provided before the loan will be granted.

5.            FORM OF PLEDGE. The pledge and assignment of an Employee's account balances will be in the form prescribed by the Plan Administrator.

6.            MILITARY SERVICE. If an Employee separates from service (or takes a leave of absence) from the Employer because of service in the military and does not receive a distribution of his or her account balances, the Plan shall suspend loan repayments until the Employee's completion of military service or until the Employee's fifth anniversary of commencement of military service, if earlier. The Employer will provide the Employee with a written explanation of the effect of the Employee's military service upon his or her Plan loan.

7.            DEFAULT. The Plan Administrator will treat a loan in default if:

•       any scheduled payment remains unpaid beyond the 45 days after each due date (no later than the last day of the calendar quarter following the calendar quarter in which the Employee missed the scheduled payment); or

•        the Employee makes or furnishes any false representation or statement to the Plan.

The Employee will have the opportunity to repay the loan, resume current status of the loan by paying any missed payment plus interest, or, if distribution is available under the Plan, request distribution of the note. If the loan remains in default, the Plan Administrator will offset the Employee's vested account balances by the outstanding balance of the loan to the extent permitted by law. The Plan Administrator will treat the note as repaid to the extent of any permissible offset. Pending final disposition of the note, the Employee remains obligated for any unpaid principal and accrued interest.

401(k) Plan Catch-up Contributions
2008 Plan Year

As a provision of the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA), participants age 50 and older may be eligible to make an additional “catch-up” deferral contribution to their 401(k) account. To be eligible for this catch-up contribution you must be age 50 or older by December 31 of the current Plan Year (calendar year) and you must exceed the statutory limit on your regular 401(k) contributions.

•	IRS stautory contribution limit for 2008: $15,500.

If you reach the statutory limit, the additional contributions you make to the Plan, not to exceed $5,000 for Plan Year 2008, will be considered catch-up contributions. The determination of these contributions as catch-up contributions cannot be made until after the end of the Plan Year. If you do not exceed the statutory limit, the amount you have designated as catch-up deferrals will be considered regular 401(k) deferrals. There is no employer match on the catch-up contributions; however, you will continue to receive matching contributions on your regular 401(k) deferrals.

•	Catch-up contributions limit for 2008: $5,000

To join or change contribution amounts, go to www.prudential/online/retirement.com or call Participant Services at 1-800-562-8838 weekdays between 8 a.m. and 9 p.m. ET.

SUMMARY OF MATERIAL MODIFICATION(S)

To all Participants, Beneficiaries, and Alternate Payees under the Innovative Logistics Techniques, Inc. 401(k) Plan and Trust. (the "Plan").

This notice, called a "Summary of Material Modification(s)", advises you of a change(s) in the information presented in your Summary Plan Description (sometimes called an "SPD" or a "descriptive booklet") with respect to the Plan. Please do three things, (1) Read the notice, and, if you have any questions, contact the Plan Administrator. (2) Keep this notice with your Summary Plan Description. (3) Mark the section of your Summary Plan Description that has been changed, so that when you look at that section you will be reminded that the change(s) described in this notice has occurred.

The change described below is effective as of October 1, 2007:

In the Summary Plan Description, please replace the answer to the question What Protected Benefits have been preserved for Participants of this Plan? with the following:

The WGA, Inc. 401(k) Plan was frozen for purposes of participation as of September 30, 1998. The  Company wished to terminate the plan effective August 1, 2007 and distribute the accounts under the WGA plan of all participants who have terminated employment. The dollars remaining under the prior plan are sitting in a company forfeiture account in the WGA plan, as a result of a plan correction done years ago. The employer exhausted all efforts in trying to locate these participants, so the dollars were transferred to the company forfeiture account. The dollars from the WGA plan forfeiture account will be wired to Prudential and invested in the forfeiture account of the INNOLOG plan. The employer will be responsible for tracking who the dollars are attributable to in the event the participants come back to claim their money.